Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Long-Term Incentive Plan of GLG Partners, Inc. of our report dated August 24, 2007 (except Note 12, as to which the date is November 8, 2007), appearing in Registration Statement (Form S-3 No. 333-147865) of GLG Partners, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
London, England
January 25, 2008